STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

CHRISTOPHER F TIROTTA

Job:C20110318-0858
March 18, 2011

Special Handling Instructions:
EMAILED 03/18/11 - RSS

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Amendment	20110201668-77	3/18/2011 9:13:17 AM	1	$175.00	$175.00
24 Hour Expedite	20110201668-77	3/18/2011 9:13:17 AM	1	$125.00	$125.00
Total					$300.00

Payments

Type	Description	Amount
Credit	318140|11031879769401	$300.00
Total		$300.00

Credit Balance: $0.00

Job Contents:
File Stamped Copy(s): 1

CHRISTOPHER F TIROTTA

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20110201668-77
Ross Miller Secretary of State State of Nevada	Filing Date and Time 03/18/2011 9:13 AM
	Entity Number C7126-1990

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

American Scientific Resources, Incorporated

2. The articles have been amended as follows: (provide article numbers, if available)

Effective March 21, 2011, the corporation shall effect a one-for-200 reverse split whereby each share of common stock, par value $0.0001 per share shall, without any action on the part of the holder, become and be converted into 0.005 shares of common stock, par value $0.0001 per share. In connection with the reverse split, no fractional shares shall be issued. In lieu of fractional shares, each holder who would otherwise be entitled to receive fractional shares of new common stock, will, upon surrender of the certificates representing shares of old common stock, receive such additional fractional share as will result in the holder having a whole number of shares.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: More than 50%

4. Effective date of filing: (optional) 3/21/11

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.